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                                                                    Exhibit 99.5


To:    Qualified Plan Trustee/Custodian

From:  Jones Cable Corporation, Managing General Partner

Date:  September 15, 1998

RE:    NOTICE OF PROXY MAILING:  PROPOSED SALE OF THE AURORA ILLINOIS CABLE
                                 TELEVISION SYSTEM, BY IDS/JONES GROWTH
                                 PARTNERS II, L.P.

IDS/Jones Growth Partners II, L.P. (the "Partnership") plans to sell its Aurora System to an unaffiliated third party during the fourth quarter of 1998.

PROXY INFORMATION
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The proposed sale and the distribution of net proceeds are contingent upon the approval by the holders of a majority of the limited partnership interests of each of the partnership and IDS/Jones Growth Partners 89-B, Ltd. As well as the consents of government authorities and other third parties. The proxy record
                                                            ----------------
date is August 31, 1998.
-----------------------

According to our records, you have authorized the Managing General Partner to send proxy materials directly to your clients, the beneficial owners of the limited partnership interests that are registered in your name and for which you act as trustee/custodian, and you have authorized the beneficial owners to execute the proxy cards on your behalf without your countersignature.

At your request, the Managing General Partner has sent proxy materials directly to such beneficial owners. THE DEADLINE FOR THE RETURN OF THE PROXY VOTE BY LIMITED PARTNERS IS SEPTEMBER 30, 1998, BUT WE HOPE TO HAVE ALL VOTES IN AS
                    ------------------
SOON AS POSSIBLE.


DISTRIBUTION INFORMATION
------------------------
If the proposed sale is consummated, the Partnership will distribute $788 for each $1,000 invested. The Partnership will mail net sales proceeds to you on behalf of the Beneficial Owners, and the Partnership will notify the Beneficial Owners that the distribution has occurred.

After the closing of the sale of the Aurora System and the distribution of net sales proceeds, including amounts, if any remaining after November 15, 1999 in an indemnity escrow account, the Partnership will be liquidated and dissolved, most likely in the fourth quarter of 1999.

1998 FEDERAL REPORTING BY TAX EXEMPT ENTITIES
---------------------------------------------
The sale of the Aurora System will generate Unrelated Business Taxable Income
(UBTI), which will require the filing of Form 990-T. WE STRONGLY URGE YOU TO
                                         ----------
REFER TO THE TAX DISCUSSION ON PAGES 12-14 OF THE PROXY STATEMENT FOR INFORMATION THAT IS PROVIDED SOLELY FOR TAX PLANNING PURPOSES.

CLIENT SUMMARY
--------------
Enclosed please find a copy of the Growth Partners II Notice and Proxy Statement and the Managing General Partner's list of the beneficial owners of limited partnership interest that are registered in your name. IF YOU FIND ANY DISCREPANCIES IN THIS INFORMATION OR HAVE ANY QUESTIONS, PLEASE CALL THE JONES INVESTOR SERVICES DEPARTMENT AS SOON AS POSSIBLE.

Enclosures